Exhibit 10.4

WAREHOUSE AGREEMENT

This WAREHOUSE AGREEMENT (this “Agreement”), dated as of the 9th day of September, 2021, is by and between Brook Warehousing Corporation, a New Jersey Corporation having an address at 18 Van Veghten Drive, Bridgewater, NJ 08807 (“Licensor”) and 1847 Goedeker Inc., a Delaware Corporation having an address at 3817 Millstone Pkwy, St. Charles, MO 63301 (“Licensee”) and, together with Licensor, collectively referred to herein as the “Parties,” or individually, a “Party”.

WHEREAS, Licensor is a party to that certain Lease Agreement, dated November 26, 2002 (as amended by First Amendment to Lease, dated June 22, 2007, Second Amendment to Lease, dated April 17, 2009, Third Amendment to Lease, dated October 18, 2010, Fourth Amendment to Lease, dated June 8, 2015, and Fifth Amendment to Lease, dated June 14, 2018, collectively, the “Lease”), pursuant to which Licensor leases a portion of the property located at 8 Heller Park Lane, Somerset, NJ (the “Building”) consisting of approximately 129,785 square feet in the Building as more particularly described in the Lease attached hereto as Exhibit A (the “Leased Premises”); and

WHEREAS, the Parties desire by this Agreement to provide for the storage of merchandise by Licensor to Licensee on a per square foot basis within the Leased Premises, as more particularly described in Exhibit B attached hereto and made a part hereof (the “Licensed Area”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	License; Furniture. Fixtures. and Personal Property; As-Is.

(a) License. Licensor hereby grants to Licensee, and Licensee hereby accepts, license (the “License”) to use and occupy the Licensed Area for the purposes permitted under the Lease subject to the terms and conditions set forth in this Agreement. The Parties do not intend to create a lease or any other interest in real property for Licensee through this Agreement. Licensee and its employees, agents, and invitees are, except as otherwise specifically provided in this Agreement, authorized to use the common areas in the Building for their intended purposes.

(b) Furniture, Fixtures, and Personal Property. Licensee shall also have the right to use Licensor’s furniture, fixtures, and personal property (“Licensor’s Personal Property”), as may be located in the Licensed Area on the Commencement Date, which shall be returned to Licensor on the Expiration Date or earlier termination of the License Period (each of these terms as defined in Section 2) pursuant to the terms and conditions of this Agreement. Throughout the License Period, Licensee shall take reasonable care of the Licensed Area and the Licensor’s Personal Property, provided however, that such Licensed Area and Licensor’s Personal Property are subject to normal wear and tear; and Licensor’s Personal Property is not removed from the Licensed Area without prior notification to the Licensee.

(c) As-Is. Licensee will inspect the Licensed Area, document in writing within thirty (30) days hereof any faults; and agrees to accept the Licensed Area “AS-IS,” “WHERE-IS,” and “WITH ALL FAULTS”. THE PARTIES DO NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE LICENSED AREA, THE LICENSOR’S PERSONAL PROPERTY, THE BUILDING, OR THE REAL PROPERTY OR PROPERTY INTERESTS, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.	License Period; Access; Surrender.

(a) License Term. Licensee’s right to use the Licensed Area shall commence on October 1, 2021 (the “Commencement Date”) and, subject to sooner termination as hereinafter provided, shall expire automatically and immediately upon the earlier of: (x) November 29, 2023; or (y) termination of the Lease for the Leased Premises for any reason (the earlier of (x) or (y) being, the “Expiration Date”). The time period between the Commencement Date and the Expiration Date shall be known as the “License Period”.

(b) Access. Licensee, its employees, contractors, and agents shall at all times have access to the Licensed Area subject to the terms set forth in the Lease; provided, however, Licensor, its employees, contractors, and agents shall also at all times have access to the Licensed Area, no consent of the Licensee being required for any such access at any time. Licensor may not remove Licensor’s Personal Property without prior notification to the Licensee.

(c) Surrender. On or before the Expiration Date, Termination Date, or sooner termination of this Agreement, Licensee shall remove all inventory from the Licensed Area, but shall leave in place all of Licensor’s Personal Property in substantially similar condition as on the Commencement Date (reasonable wear and tear excepted). Licensee shall vacate and surrender full and complete possession of the Licensed Area to Licensor, vacant and broom clean, in its “as-is” condition and state of repair, subject only to: (i) reasonable wear and tear; (ii) damage by the elements, fire or other casualty (unless such damage or casualty is caused by the gross negligence or wrongful act of Licensee, its employees or agents); and (iii) damage caused by the gross negligence or wrongful act of Licensor. The surrender obligations outlined herein shall survive any cancellation, expiration, or termination, for any reason, of this Agreement.

3.	Storage Fee.

(a) Storage Fee. Licensee shall pay a license fee (the “Storage Fee”) for the Licensed Area in the monthly amount of One Hundred Thirty-Six Thousand Two Hundred Seventy-Four Dollars and Fifty-Six Cents ($136,274.25) on the First (1st) day of each calendar month. Payments of the Storage Fee shall be made payable to Licensor in United States dollars and shall be delivered to Licensor at the address specified herein or such other address as Licensor may designate by written notice from time to time or through electronic funds transfer. The Storage Fee will be increased by three percent (3%) on each anniversary of the Commencement Date. Notwithstanding anything in this Agreement to the contrary, except for the Storage Fee, except as may be expressly set forth herein, Licensee shall not be responsible for payment of any portion of any costs, or for the performance of any alterations or repairs, which Licensor is or may be held responsible for under the Lease.

4.	Permitted Uses: Compliance with Lease: Modifications to Lease.

(a) Permitted Uses. The Licensed Area shall only be used for bulk storage of appliances, appliance accessories, furniture, furniture accessories, and the supplies or equipment necessary for storage, shipping, and processing such products; which are non- hazardous, non-toxic, non-regulated products.

(b) Compliance with Lease and Subordination. Licensor has provided Licensee with a redacted copy of the Lease and Licensee acknowledges receipt thereof and attached hereto as Exhibit A. Licensor and Licensee hereby agree not to take any action or fail to take any action in its use of a portion of the Leased Premises, a result of which would be Licensor’s violation of any of the terms or conditions of the Lease, the provisions of which are hereby incorporated by reference to the extent that they applicable to this Agreement. Licensee agrees to comply with the terms and provisions (other than with respect to payment of monies) of the Lease with respect to its use of the Licensed Area and the common areas, including, without limitation, any rules or regulations imposed under the Lease at any time.

The License granted herein is subject and subordinate to all ground and underlying leases affecting the real property of which the Licensed Area forms a part and to all mortgages which may now or hereafter affect such leases or such real property.

(c) Modification to Lease. Licensee acknowledges and agrees that Licensor has the right to modify or otherwise amend the Lease without the consent of Licensee; Licensor will provide Licensee with fifteen (15) business days prior notice of, and a copy of, any lease amendment.

5.	Alterations: Services: Repairs.

(a) Alterations. Licensee may not make any alterations, installations, additions, or improvements in or to the Licensed Area without the prior written consent of Licensor, which consent may not be unreasonably withheld or conditioned. Any signage to be used by Licensee with respect to the Licensed Area must be pre-approved in writing by Licensor, which approval may not be unreasonably withheld or conditioned.

(b) Services. Licensor hereby grants to Licensee, subject to the terms and conditions of the Lease, the right to receive all of the services and benefits with respect to the Licensed Area that are to be provided by the landlord under the Lease. Notwithstanding the foregoing, Licensee recognizes that Licensor is not furnishing the services set forth in the Lease and shall not be liable to Licensee for any failure or interruption of services to be provided by the landlord under the Lease. In the event of any default or failure of such performance by the landlord, Licensor will, upon written request of Licensee, make a demand upon the landlord to perform its obligations for the services under the Lease. If Licensor receives an abatement of rent or other concession from the landlord or institutes an enforcement action to compel the landlord under the Lease to perform services to the Licensed Area and other portions of the Leased Premises, then the benefit of such abatement or concession, or the reasonable costs and expenses of such enforcement action, as the case may be shall be equitably apportioned so that, insofar as can be practically determined, each Party shall enjoy, or bear, its allocable share of such benefit or such costs and expenses.

(c) Repairs. Licensee shall be responsible for the cost to repair any damage caused by the Licensee to the Licensed Area that the Licensor would otherwise be responsible for under the Lease. The repair obligations outlined herein shall survive any cancellation, expiration, or termination, for any reason, of this Agreement.

6.	Default; Limitation of Damages.

(a) Defaults. If either Party defaults in the performance of any of its obligations under this Agreement, and such default continues for more than ten (10) business days after receipt of written notice from the non-defaulting Party, the non-defaulting Party shall have the right to terminate this Agreement and pursue any other remedies available at law or in equity, except as limited herein.

(b) Re-entry. Licensee hereby agrees that Licensor and its agents and servants may immediately or at any time after Licensee commits a material default of this Lease, after the expiration of any applicable notice or cure period, or after the date upon which this License and the Term shall expire and come to an end, re-enter the Licensed Area or any part thereof, in accordance with Licensee’s rights by means of peaceable self-help remedies, without any duty, requirement, or necessity to provide due process or to seek a court order, by summary dispossess proceedings, or by any other action or proceeding at law, before removing Licensee from the Licensed Area and removing Licensee’s property and/or any person therefrom, without being liable to indictment, prosecution, or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Licensor may have, hold, and enjoy the Licensed Area. Notwithstanding anything to the contrary contained herein, Licensor acknowledges and agrees to comport with a certain Licensor Waiver and Consent Agreement between Licensor and Manufacturers and Traders Trust Company prior to removing any of Licensee’s property.

7.	Indemnification; Limitation of Liability.

(a) Indemnification. Each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, and its officers, directors, members, partners, employees, agents, affiliates, successors, and permitted assigns (collectively, the “Indemnified Parties”) against all Claims/claims made or judicial or administrative actions filed which allege that any of the Indemnified Parties are liable to the claimant by reason of: (a) any injury to or death of any person, or damage to or loss of property, or any other thing occurring on or about any part of the Building, or in any manner growing out of, resulting from or connected with the use, condition, or occupancy of the Licensed Area if caused by any negligent or wrongful act or omission of the Indemnifying Party or its agents, partners, contractors, employees, permitted assignees, licensees, sublessees, invitees, or any other person or entity for whose conduct the Indemnifying Party is legally responsible; (b) violation by the Indemnifying Party of any contract or agreement (including, with respect to Licensor, the Lease) to which the Indemnifying Party is a party in each case affecting any part of the Licensed Area or the occupancy or use thereof by the Indemnifying Party; and (c) violation of or failure to observe or perform any condition, provision, or agreement of this Agreement on the Indemnifying Party’s part to be observed or performed hereunder. The indemnity obligations outlined herein shall survive any cancellation, expiration, or termination, for any reason, of this Agreement.

(b) Limitation of Liability. Licensor and Licensee agree that none of their respective directors, officers, employees, shareholders, or any of their (or any of those parties’) respective agents shall have any personal obligation hereunder, and that Licensor and Licensee shall not seek to assert any claim or enforce any of their rights hereunder against any of such parties.

8.	Miscellaneous.

(a) Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be addressed to the Parties at the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(a)). Each Party may amend its address for notices from time to time upon written notice to the other Party in accordance herewith. Communications may be delivered and shall be deemed to have been given by the delivering Party and received by the receiving Party: (i) when delivered by hand; (ii) one-day after deposit with a nationally recognized overnight courier or delivery service if sent priority overnight delivery; (iii) on the date sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient and if also transmitted by one of the other means permitted hereunder; or (iv) on the third day after the date mailed by certified or registered mail (in each case, return receipt requested and postage pre-paid). The rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the communication sent.

If to Licensor:

Brook Warehousing Corp.

1735 Jersey Avenue, North Brunswick, 08902

Attention: Arvee Claravall and Eleanor Marin

Email: arvee@tfxny.com and eleanor@tfxny.com

with copy to:

Jonathan A. Ozarow, Clark Guldin Attorneys at Law

20 Church Street, Suite 15, Montclair, NJ 07039

Telephone: (973) 707-5346

Email: jozarow@clarkguldin.com

If to Licensee:

1847 Goedeker, Inc.

1870 Bath Ave, Brooklyn, NY 11214 Telephone:

Attention: Maria Johnson

Email: Maria.Johnson@appliancesconnection.com

with copy to:

BEVILACQUA PLLC

1050 Connecticut Ave, NW, Suite 500, Washington DC 20036

Telephone: 202-869-0888

Attention: Mary Sheridan

Email: mary@bevilacquapllc.com

(b) Defined Terms. All capitalized terms used in this Agreement that are not otherwise defined herein are given the meanings set forth in the Lease.

(c) No Assignment. This Agreement and the rights, duties, obligations, and privileges hereunder may not be assigned by Licensee without the prior written consent of Licensor, which shall not be unreasonably withheld, conditioned, or delayed. Any change in control of Licensee shall constitute an assignment for purposes of this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey

(e) Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Notwithstanding the foregoing, each Party hereto shall deliver original counterpart signatures to the other Parties by no later than five (5) days after the date hereof.

(f) Section Headings. The section titles contained herein are for convenience only and do not define, limit, or construe the interpretation of any of the contents of such sections.

(g) Severability. If one or more provision in this Agreement is found to be invalid, illegal, or otherwise unenforceable, all other provisions will remain unaffected and shall be deemed to be in full force and effect. If any provision in this Agreement is found to be invalid, illegal, or otherwise unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally intended by the Parties.

(h) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall not be modified except by an express written agreement signed by a duly authorized representative of both Parties.

(i)	Force Majeure.

(i) “Force Majeure Event” means any of the following events: (i) acts of God; (ii) floods, fires, earthquakes, explosions, or other natural disasters; (iii) war, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots or other civil unrest; (iv) governmental authority, proclamations, orders, laws, actions, or requests; (v) embargoes or blockades; (vi) epidemics, pandemics, or other national or regional public health emergencies; (vii) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (viii) shortages of supplies, adequate power, or transportation facilities[; and (ix) other similar events beyond the reasonable control of the parties.

(ii) Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any obligation under this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by a Force Majeure Event. The failure or inability of either party to perform its obligations in this Agreement due to a Force Majeure Event shall be excused for the duration of the Force Majeure Event and extended for a period equivalent to the period of such delay, but not in excess of fifteen (15) days in the aggregate. Nothing contained in this Section shall excuse either party from paying in a timely fashion any payments due under the terms of this Agreement or extend the term of this Agreement.

(iii) Either party (the “Noticing Party”) shall give the other party notice within five (5) days of the commencement of the Force Majeure Event, explaining the nature or cause of the delay and stating the period of time the delay is expected to continue. The Noticing Party shall use best efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Noticing Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the failure or delay remains uncured for a period of ten (10) days following written notice given by the Noticing Party under this Section, Licensor may thereafter terminate this Agreement upon five (5) days’ written notice.

(j) Waiver of Jury Trial/Counterclaim. Each party hereby waives trial by jury of any or all issues arising in any action out of or in any way connected with this License, or any of its provisions, the Licensees use or occupancy of the Premises, and/or any claim of injury or damage

(k) Attachments and Exhibits. All attachments and exhibits to this Agreement are hereby made a part hereof as if fully set out herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

LICENSOR:

BROOK WAREHOUSING CORP.

By:	/s/ Eleanor D. Marin 9/9/21
	Name:	Eleanor D. Marin
	Title:	Vice President of Finance & Administration

LICENSEE:

1847 GOEDEKER INC.

By:	/s/ Jacob Guilhas
	Name:	Jacob Guilhas
	Title:	Vice President of Logistics